UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   The Aries Domestic Fund, LP
   787 Seventh Avenue
   44th Floor
   New York, NY  10019
2. Issuer Name and Ticker or Trading Symbol
   REPLIGEN CORP
   RGEN
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   06/30/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |06/02/|P   | |3,500             |A  |$1.188     |688,600            |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |06/03/|P   | |3,500             |A  |$1.250     |688,600            |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |06/24/|P   | |3,500             |A  |$1.219     |688,600            |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |06/27/|P   | |3,500             |A  |$1.1562    |688,600            |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |06/30/|P   | |5,000             |A  |$1.1562    |688,600            |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |06/30/|P   | |5,000             |A  |$1.1708    |688,600            |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
* See Attachment

SIGNATURE OF REPORTING PERSON
/s/ Lindsay A. Rosenwald, M.D., President
Paramount Capital Asset Management, Inc., General Partner
The Aries Domestic Fund, L.P.
DATE
07/10/97

                              --------------------
                              ATTACHMENT TO FORM 4
                              --------------------


        Reporting Person:           The Aries Domestic Fund, L.P.
        Issuer:                     Repligen Corporation (RGEN)
        Statement For:              June/1997

         Paramount Capital Asset Management, Inc. ("Paramount"), the General Partner of the Aries Domestic Fund, L.P. (the "Partnership"), also serves as the Investment Manager to The Aries Trust (the "Trust"), a Cayman Islands trust, which also owns securities of the Issuer. Lindsay A. Rosenwald, M.D., is the sole shareholder of Paramount. Paramount and Dr. Rosenwald disclaim beneficial ownership of the securities held by the Partnership and the Trust, except to the extent of their pecuniary interest therein.